Exhibit 99.2

Risk Factors

Unless the context otherwise requires, references herein to “Jaguar,” the “Company,” “we,” “us,” and “our” refer to Jaguar Health, Inc. Terms used but not defined herein have the respective meanings set forth in the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on February 18, 2026. (the “Current Report”). The risk factors discussed below contain description of the terms and conditions of the form of the Certificate of Designation of Preferences, Rights and Limitations of Series O Convertible Preferred Stock (the “Certificate of Designation”). Such description does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designation, a copy of which is filed as Exhibit 31 to the Current Report.

Risks Related to the Preferred Stock Dividend

The Series O Preferred Stock is not freely transferable and therefore provides limited liquidity to investors.

The Series O Preferred Stock provides limited liquidity since the Series O Preferred Stock may not be transferred, assigned or pledged by any holder without the prior written consent of the Company and are not certificated, listed on any exchange, or quoted on any quotation system. Moreover, the Series O Preferred Stock does not trade with our Common Stock.

The potential issuance of a large number of shares of Common Stock upon the conversion of our Series O Convertible Preferred Stock (the “Series O Preferred Stock”) may have a negative effect on the trading price of our Common Stock as well as a significant dilutive effect.

The Certificate of Designation provides that all of the then outstanding shares of Series O Preferred Stock shall convert, either as of December 31, 2026 or upon such earlier date, as determined by the Company’s board of directors (the “Board”) in its sole discretion, to shares of Common Stock (the “Conversion Shares”) at a ratio, for each share of Series O Preferred Stock (the “Series O Conversion Ratio”), equal to (i) the Stated Value (as defined in the Certificate of Designation) of a share of Series O Preferred Stock, divided by (ii) the Minimum Price (as defined hereunder) as of the applicable conversion date (the “Series O Conversion Price”). The “Minimum Price” as defined in the form of the Certificate of Designation means, with respect to any given date, the lower of: (i) the closing price of our Common Stock immediately preceding such date or (ii) the average closing price of the Common Stock for the five trading days immediately preceding such date.

This conversion of all of the Series O Preferred Stock will result in the issuance of a substantial number of additional shares of our Common Stock and, as a result, the percentage ownership and voting power held by our stockholders who do not receive the Series O Preferred Stock as described below will be significantly reduced. Such stockholders will experience significant dilution.

A stockholder’s entitlement to the dividend of Series O Preferred Stock (the “ Preferred Stock Dividend”) as declared by the Board is determined by whether such stockholder holds shares of our Common Stock as of the Record Date (as defined hereunder) for the Preferred Stock Dividend.

Our Board set March 2, 2026 as the record date (the “Record Date”) and March 4, 2026 as the dividend payment date (the “Dividend Payment Date”).

By way of example only, if a person acquires shares of our Common Stock on March 3, 2026, the day between the Record Date and the Dividend Payment Date, even though such person is a holder of record of our Common Stock when the Preferred Stock Dividend is paid, such dividend would be paid to the seller of the Common Stock who is the holder of record as of the Record Date rather than such person, because such person is not a holder of record of our Common Stock as of the Record Date.

As such, any person who trades our Common Stock in proximity to the Preferred Stock Dividend timeline may face negative unintended outcomes, and as such may not be able to receive, proportionally or at all, benefits from the Preferred Stock Dividend, even if they hold shares of our Common Stock on the Dividend Payment Date. Such persons will experience greater dilution compared to the stockholders who enjoy the rights and benefits from the Preferred Stock Dividend.

Because the Series O Conversion Ratio for a future conversion will be based on the Series O Conversion Price as of the time of such conversion, the exact magnitude of the dilutive effect of a future conversion cannot be conclusively determined as of this date but will very likely be material to those stockholders who do not receive our Preferred Stock Dividend. Potential future reverse stock splits and potential exchanges of our existing debt for our Common Stock after the Record Date pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), for example, could result in significant future dilution to our holders of Common Stock acquired after the dates outlined above who do not benefit from holding our Series O Preferred Stock.

By way of example only, based on an assumed effective Series O Conversion Price of $0.40 per share (the “Assumed Series O Conversion Price”), and assuming (i) the Stated Value for one share of Series O Preferred Stock is $6.17, and (ii) there are 1,361,945 shares of Series O Preferred Stock outstanding, which is the total number of shares of Series O Preferred Stock that would be received by holders of record of the share of Common Stock outstanding as of February 17, 2026 and those certain warrants to purchase Common Stock with dividend rights (the “Eligible Warrants”) outstanding as of February 17, 2026 as the Preferred Stock Dividend, assuming February 17, 2026 is the record date for such dividend (the “Assumed Series O Share Amount”), all of which shall be converted, up to a maximum of 20,994,382 shares of our Common Stock will be issuable upon such conversion. Based on the shares of our Common Stock outstanding as of February 17, 2026 which was 11,218,677, the shares of Common Stock issued upon the full conversion of the Series O Preferred Stock would represent approximately 60.65% of our outstanding Common Stock (after giving effect to such conversion and assuming full exercise of the Eligible Warrants into shares of Common Stock). The Conversion Price in connection with a future conversion could be materially lower than the Assumed Series O Conversion Price, which, for example, would have an even greater material dilutive effect on those stockholders who do not receive our Preferred Stock Dividend.

For illustration purposes only, below is a table showing the number of shares of Common Stock that may potentially be issued upon full conversion of the shares of Series O Preferred Stock, based on the Assumed Series O Share Amount and three hypothetical conversion prices. The number of shares of Common Stock issuable will correspondingly increase or decrease depending on the actual Conversion Price for the Series O Preferred Stock.

	Scenario A	Scenario B	Scenario C
Hypothetical Series O Conversion Price	$0.10	$0.60	$1.50
Hypothetical Series O Conversion Ratio	61.66	10.28	4.11
Hypothetical Aggregate Outstanding Shares of Series O Preferred Stock	1,361,945	1,361,945	1,361,945
Total Number of Shares of Common Stock Issued Upon Full Conversion of Series O Preferred Stock	83,977,529	13,996,255	5,598,502
Percentage of Outstanding Common Stock Represented by Shares of Common Stock Issued Upon Full Conversion of Series O Preferred Stock (After Giving Effect to Such Conversion and assuming full exercise of the Eligible Warrants into shares of Common Stock)*	86.05%	50.68%	29.13%

*	Calculated based on the shares of our Common Stock outstanding as of February 17, 2026 which was 11,218,677.

The potential for the issuance of such a substantial number of shares of Common Stock may depress the price of our Common Stock regardless of our business performance. We may find it more difficult to raise additional equity capital while the Series O Preferred Stock is outstanding.

Further, it is possible that we will not have a sufficient number of available shares of Common Stock to satisfy the full conversion of the Series O Preferred Stock if the applicable Conversion Price is reduced. If we do not have a sufficient number of available shares for such conversion, we will be required to increase our authorized shares of Common Stock or conduct a reverse stock split with respect to issued and outstanding shares of Common Stock, which may require additional stockholder approval and will be time consuming and expensive.

Holders of Eligible Warrants will not actually receive the Preferred Stock Dividend unless and until the exercise of the Eligible Warrants and will cease to be entitled to the Preferred Stock Dividend upon transfer of the Eligible Warrants.

In addition to the holders of record of shares of our Common Stock at the close of business on the Record Date, holders of certain warrants to purchase, in aggregate, 2,400,765 shares of our Common Stock with dividend rights (the “Eligible Warrants”) outstanding at the close of business on the Record Date will also be entitled to the Preferred Stock Dividend. However, pursuant to the terms and conditions of the Eligible Warrants respectively, a holder of an Eligible Warrant will not actually receive shares of Series O Preferred Stock as a dividend (or alternatively, shares of our Common Stock issued upon conversion of the Series O Preferred Stock in accordance with the terms of the Certificate of Designation, if the Series O Preferred Stock has been converted), in respect of any shares of our Common Stock issuable upon exercise of the Eligible Warrant (the “Warrant Shares”), unless and until such holder exercises the Eligible Warrant at any time prior to the expiration of the Eligible Warrant.

Moreover, an Eligible Warrant may be transferrable by its holder, with the right to receive the Preferred Stock Dividend (or the Conversion Shares upon and after the conversion of Series O Preferred Stock, as described hereunder) transferrable along with such Eligible Warrant, pursuant to the terms of such Eligible Warrant (a “Transferrable Eligible Warrant”). In the event that a Transferrable Eligible Warrant is transferred by its holder in accordance with its terms after the Record Date, the transferee of such Transferrable Eligible Warrant shall become entitled to receive the Series O Preferred Stock as a dividend (or alternatively, the Conversion Shares issued upon conversion of the Series O Preferred Stock in accordance with the terms of the Certificate of Designation, if the Series O Preferred Stock has been converted), in respect of the Warrant Shares issued upon exercise of the Transferrable Eligible Warrant by the transferee. The transferor of the Transferrable Eligible Warrant shall, upon such transfer, cease to have any right to receive the Preferred Stock Dividend (or the Conversion Shares upon and after the conversion of Series O Preferred Stock).

Risks Related to Our Common Stock

Our issuance of additional Common Stock and other securities to repay debt would dilute your proportionate ownership and voting rights and could have a negative impact on the market price of our Common Stock.

Since March 2020, we have sold royalty interests to certain lenders that entitle such lenders to receive future royalties on sales of our products. The royalty interests (as amended) require us to make minimum royalty payments beginning in April 2026, even if we do not sell a sufficient amount of products to cover such payments, which may strain our cash resources.

Pursuant to the terms of the royalty interests (as amended), we have the right, at our sole discretion and subject to certain limitations, to exchange from time to time, all or any portion of such royalty interests for shares of the Company’s Common Stock at a price per share equal to the Nasdaq Minimum Price (as defined in Nasdaq Listing Rule 5635(d)) as of the date of the applicable exchange. Since January 2025, we have conducted various debt-for-equity and equity-for-equity exchanges in accordance with Section 3(a)(9) of the Securities Act, whereby we issued, in the aggregate, approximately 1.27 million shares of Common Stock and pre-funded warrants to purchase up to 13.39 million shares of Common Stock in exchange for a reduction in the outstanding balance of the royalty interests of approximately $12.17 million. As of February 17, 2026, approximately 4.22 million shares of Common Stock were issued upon exercise of the aforementioned pre-funded warrants.

In addition to the royalty interests, we also issued secured promissory notes to certain lenders in January 2021 and November 2025, respectively. The total outstanding balance of the royalty interests and the secured promissory notes as of February 17, 2026 was approximately $30 million.

Since our inception, we have incurred recurring operating losses and negative cash flows from operations. We expect to incur substantial losses and negative cash flows in future periods. At the present time, we have very limited cash resources to allocate to the repayment of outstanding debt when any part thereof becomes due. We have previously, as described above, issued equity securities including shares of our Common Stock and pre-funded warrants in exchange for debt, and we may continue to do so based upon such factors as the Board may deem relevant in its sole discretion, including, but not limited to, our cash balances. It is very likely that we will continue to issue additional securities to reduce debt in the future.

Because the exchange ratio for a future exchange would be based on the Nasdaq Minimum Price as of the time of such exchange, the exact magnitude of the dilutive effect of a future exchange cannot be conclusively determined as of this date.

By way of example only, based on an assumed effective Nasdaq Minimum Price of $0.40 per share (the “Assumed Exchange Price”), and assuming the Company has $30,000,000 debt outstanding (the “Assumed Debt Amount”), all of which shall be exchanged, up to a maximum of 75,000,000 shares of our Common Stock would be issuable upon such exchange. Based on the shares of our Common Stock outstanding as of February 17, 2026 which was 11,218,677, the shares of Common Stock issued upon the full exchange of the Assumed Debt Amount would represent approximately 86.99% of our outstanding Common Stock (after giving effect to such exchange). The Nasdaq Minimum Price in connection with any future exchange could be materially lower than the Assumed Exchange Price, which, for example, would have a material dilutive effect on existing stockholders.

For illustration purposes only, below is a table showing the number of shares of Common Stock that may potentially be issued upon full exchange of the Assumed Debt Amount, based on three hypothetical exchange prices. The number of shares of Common Stock issuable will correspondingly increase or decrease depending on the actual Nasdaq Minimum Price for the exchange.

	Scenario A	Scenario B	Scenario C
Hypothetical Nasdaq Minimum Price	$0.10	$0.60	$1.50
Assumed Debt Amount	30,000,000	30,000,000	30,000,000
Total Number of Shares of Common Stock Issued Upon Full Exchange of Assumed Debt Amount	300,000,000	50,000,000	20,000,000
Percentage of Outstanding Common Stock Represented by Shares of Common Stock Issued Upon Full Exchange of Assumed Debt Amount (After Giving Effect to Such Exchange)*	96.40%	81.67%	64.06%

*	Calculated based on the shares of our Common Stock outstanding as of February 17, 2026 which was 11,218,677.

The potential for the issuance of such a substantial number of shares of Common Stock may depress the price of our Common Stock regardless of our business performance.

Our failure to meet the continued listing requirements of The Nasdaq Capital Market could result in a delisting of our Common Stock.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “JAGX.” In order to maintain that listing, we must satisfy minimum financial and other requirements, including, without limitation, the minimum stockholders’ equity requirement, the minimum bid price requirement and the market value of publicly held shares requirement.

There can be no assurances that we will be successful in maintaining, or if we fall out of compliance, in regaining compliance with the continued listing requirements and maintaining the listing of our Common Stock on the Nasdaq Capital Market. Delisting from Nasdaq could adversely affect our ability to raise additional financing through the public or private sale of equity securities, and we would incur additional costs under requirements of state “blue sky” laws in connection with any sales of our securities. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest, and fewer business development opportunities. If Nasdaq delists our Common Stock, the price of our Common Stock may decline, and our Common Stock may be eligible to trade on the OTC Bulletin Board, another over-the-counter quotation system, or on the pink sheets, which would negatively affect the liquidity of our Common Stock and a person may find it more difficult to dispose of our Common Stock or obtain accurate quotations as to the market value of our Common Stock.

On May 10, 2023, the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC issued to the Company a notification citing its failure to comply with the $1.00 minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was initially provided 180 calendar days, or until November 6, 2023, and was subsequently granted an additional 180 calendar day period, or until May 6, 2024, to regain compliance with the Minimum Bid Price Requirement. On February 15, 2024, the Company received a delisting determination letter from the Staff in accordance with Nasdaq Listing Rule 5810(c)(3)(A)(iii) due to the Company’s securities having a closing bid price of $0.10 or less for ten consecutive trading days. Accordingly, on February 29, 2024, the Company requested a hearing before the Nasdaq Hearings Panel (the “Panel”), which automatically stayed the delisting of the Company’s Common Stock from Nasdaq pending a decision from the Panel. Pursuant to a review process, the Panel provided notice on April 5, 2024, granting the Company’s request to extend the period for it to regain compliance with the Minimum Bid Price Requirement until August 13, 2024.

On May 23, 2024, we effected a 1-for-60 reverse stock split of our outstanding Common Stock. On June 25, 2024, we received a letter from the Nasdaq Office of General Counsel notifying the Company that the minimum bid price deficiency had been cured and that The Nasdaq Stock Market LLC had determined to continue the listing of the Company’s Common Stock on The Nasdaq Stock Market.

During January and February 2025, the closing bid prices of our Common Stock were below $1.00 on most of the trading days. On March 24, 2025, we effected a 1-for-25 reverse stock split of our outstanding Common Stock, for purposes of increasing the price of our Common Stock in order to meet the Minimum Bid Price Requirement for continued listing on The Nasdaq Stock Market.

While Nasdaq rules do not impose a specific limit on the number of times a listed company may effect a reverse stock split to maintain or regain compliance with the Minimum Bid Price Requirement, Nasdaq has stated that a series of reverse stock splits may undermine investor confidence in securities listed on Nasdaq. Accordingly, if we fail to maintain compliance with the Minimum Bid Price Requirement, Nasdaq may determine that it is not in the public interest to maintain the listing of our Common Stock, even if we should effect another reverse stock split for the purpose of regaining compliance with the Minimum Bid Price Requirement.

In 2020, the SEC approved a Nasdaq rule change to expedite the delisting of securities of companies that have had one or more reverse stock splits with a cumulative ratio of one for 250 or more shares over the prior two-year period. Under the new rules, if a company falls out of compliance with the $1.00 minimum bid price after completing reverse stock splits over the immediately preceding two years that cumulatively result in a ratio of one for 250 shares, the company will not be able to avail itself of any compliance periods. Nasdaq will instead require the issuance of a Staff delisting determination, which is appealable to a hearings panel. As of February 2026, we have exceeded this limitation on the cumulative ratio. Our ability to remain listed on the Nasdaq Capital Market may be negatively impacted by this Nasdaq rule.

In addition, while Listing Rule 5550(a)(5) currently requires the market value of publicly held shares of at least $1 million, Nasdaq has recently announced its intention to amend its rules to not only increase the market value of publicly held shares requirement to at least $5 million, but accelerate the suspension and delisting process for certain noncompliant companies. Specifically, assuming the proposed amendment to the rules as is adopted, if a company remains noncompliant with the $5 million market value of publicly held shares requirement for 30 consecutive trading days, it will be subject to immediate suspension and delisting without a compliance period.

We continue to actively monitor our performance with respect to the listing standards and will consider available options to resolve any deficiency and maintain compliance with the Nasdaq rules. There can be no assurance that we will be able to maintain compliance or, if we fall out of compliance, regain compliance with any deficiency, or if we implement an option that regains our compliance, maintain compliance thereafter. In addition, even if we are successful in maintaining compliance with applicable Nasdaq continued listing requirements, our Board may decide, in its sole discretion, that the costs of compliance and the demands of management time and our resources required to maintain our Nasdaq listing are greater than the benefits received by the Company and our stockholders from being a Nasdaq-listed company and that, accordingly, consistent with other cash management and cost reduction measures that we have implemented, we should voluntarily delist from the Nasdaq Capital Market.

If our Common Stock were delisted from Nasdaq voluntarily or involuntarily, trading of our Common Stock most likely will be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as OTCID, OTCQX, OTCBX or OTC Pink which will reduce the market liquidity of our Common Stock. Delisting may result in lower levels of ownership and trading by institutional investors, who are generally guided by quantitative and qualitative investment standards such as market capitalization, minimum share price and liquidity, which in turn often produces lower trading volumes and reduced liquidity. As a result, an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of, our Common Stock. Also, many brokers will not allow customers to hold non-listed securities in managed accounts or place restrictions which inhibit holding or trading, and it is generally understood that brokers will not recommend non-listed securities to retail clients, perhaps not as official policy but rather as a practical reality. We cannot assure you that our Common Stock, if delisted from Nasdaq voluntarily, or if they would be delisted involuntarily by Nasdaq, will be listed on another national securities exchange or quoted on an over-the counter quotation system.